EXHIBIT 99.1

Regency Centers Reports Fourth Quarter and Full Year 2016 Results

JACKSONVILLE, Fla. (February 8, 2017) - Regency Centers Corporation (“Regency” or the “Company”) today reported financial and operating results for the period ended December 31, 2016.

Full-Year 2016 Highlights:

•	Net Income attributable to common stockholders (“Net Income”) of $1.42 per diluted share.

•	NAREIT Funds From Operations (“NAREIT FFO”) of $2.73 per diluted share.

•	Core Funds From Operations (“Core FFO”) of $3.29 per diluted share, representing per share growth of 8.2% over 2015.

•	Same property Net Operating Income (“NOI”), net of termination fees, increased 3.5%.

•	Signed 1,282 new and renewal leases representing 5.0 million rentable square feet on a comparable basis, resulting in a blended rental rate increase of 11.3%.

•	At December 31, 2016, the Company’s total portfolio was 95.4% leased, and its same property portfolio was 96.2% leased.

•	Started $218.2 million of developments and redevelopments at attractive returns.

•	Acquired four properties for $352.3 million.

•	Successfully executed two underwritten public offerings of common stock, resulting in $633 million of gross proceeds.

•
On November 14, 2016, the Company and Equity One, Inc. (“Equity One”) entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) providing for the merger of Equity One with and into Regency (the “Merger”), which is expected to close on or around March 1, 2017.

“2016 was a significant year of growth for Regency, and I am extremely proud of our achievements. We finished the year with strong fourth quarter performance, which allowed us to accomplish a 3.5% increase in Same property NOI for the full year, marking the fifth consecutive year of Same property NOI growth at 3.5%, or greater,” stated Martin E. “Hap” Stein, Jr., Chairman and Chief Executive Officer. “During the year, we continued to grow the Company, acquiring over $350 million of high quality shopping centers in target markets, and starting nearly $220 million of accretive development and redevelopment projects. Additionally, we further strengthened our balance sheet, reducing leverage and lowering interest costs. Our experienced and motivated team enters 2017 as focused as ever, and our pending merger with Equity One will further establish Regency as the premier national shopping center company, with superior economies of scale and an unmatched pipeline of growth opportunities to drive NOI, NAV and earnings growth and create long term value for our shareholders.”

Financial Results

Regency reported Net Income for the fourth quarter of $55.9 million, or $0.53 per diluted share, compared to Net Income of $17.6 million, or $0.18 per diluted share, for the same period in 2015. For the twelve months ended December 31, 2016 Net Income was $143.9 million, or $1.42 per diluted share, compared to $129.0 million, or $1.36 per diluted share for the same period in 2015.

The Company reported NAREIT FFO for the fourth quarter of $83.1 million, or $0.79 per diluted share, compared to $64.2 million, or $0.67 per diluted share, for the same period in 2015. For the twelve months ended December 31, 2016 NAREIT FFO was $277.3 million, or $2.73 per diluted share, compared to $276.5 million, or $2.91 per diluted share for the same period in 2015.

EXHIBIT 99.1

Core FFO for the fourth quarter was $89.9 million, or $0.86 per diluted share, compared to $76.0 million, or $0.79 per diluted share, for the same period in 2015. For the twelve months ended December 31, 2016 Core FFO was $334.0 million, or $3.29 per diluted share, compared to $288.9 million, or $3.04 per diluted share for the same period in 2015.

Operating Results

For the period ended December 31, 2016, Regency’s results for wholly-owned properties plus its pro-rata share of co-investment partnerships were as follows:

	Q4 2016	FY 2016
Percent leased, same properties, at period end	96.2%	96.2%
Percent leased, all properties, at period end	95.4%	95.4%
Same property NOI growth without termination fees	3.9%	3.5%
Same property NOI growth without termination fees or redevelopments	3.5%	3.1%
Rental rate growth(1)
New leases	21.4%	26.0%
Renewal leases	9.7%	8.2%
Blended average	12.7%	11.3%
Leasing transactions(2)
Number of new and renewal leasing transactions	452	1,536
Total square feet leased (000s)	1,862	6,185

(1)	Operating properties only. Rent growth is calculated on a comparable-space, cash basis.

(2)	Total of comparable and non-comparable transactions. Square footage for co-investment partnerships at 100%. Includes developments.

Portfolio Activity

Property Transactions

During the quarter and as previously disclosed, Regency and a co-investment partner acquired Plaza Venezia located in Orlando, FL for a gross purchase price of $92.5 million. Regency’s share of the gross purchase price was $18.5 million. A secured mortgage of $36.5 million was assumed at closing. Regency’s share of the debt was $7.3 million. In 2016, the Company acquired four properties for a combined gross purchase price of $426.3 million. Regency’s share of the gross purchase price was $352.3 million.

Additionally during the quarter and as previously disclosed, Regency sold one wholly-owned property and one co-investment property for a combined gross sales price of $78.7 million. Regency’s share of the gross sales price was $58.7 million. In 2016, the Company sold 18 properties for a combined $296.1 million. Regency’s share of the gross sales proceeds was $168.4 million

Developments and Redevelopments

During the quarter and as previously announced, the Company started the development of two projects with estimated net development costs totaling $101.8 million. The first, Chimney Rock Crossing, is a 218,000 square foot center located in the New York metro area, within the affluent Somerset County, NJ. With estimated net development costs of $71.2 million, Chimney Rock Crossing will be anchored by Whole Foods Market, Nordstrom Rack, and Saks Off 5th. The second development start, The Village at Riverstone, is a 165,000 square foot center located within Houston’s fastest growing master-planned community of Riverstone. Anchored by Kroger, The Village at Riverstone has estimated net development costs of $30.6 million.

At year end, the Company had 21 properties in development or redevelopment with combined, estimated costs of $290.9 million. In-process developments were a combined 52% funded and 85% leased and committed.

EXHIBIT 99.1

Balance Sheet

Debt Offering

Subsequent to year end, on January 26, 2017, Regency completed the sale of two tranches of senior unsecured notes: $350 million 3.6% notes due 2027 (the “2027 Notes”) and $300 million 4.4% notes due 2047 (the “2047 Notes”). The 2027 Notes are due February 1, 2027 and the 2047 Notes are due February 1, 2047. Interest on both tranches is payable semiannually on February 1st and August 1st of each year, with the first payment on August 1, 2017.

Preferred Redemption

Subsequent to year end, on January 17, 2017, Regency announced that it intends to redeem all of the issued and outstanding 6.625% Series 6 Cumulative Redeemable Preferred Shares. The 10,000,000 shares of Preferred Stock will be redeemed on February 16, 2017 (the “Redemption Date”). The redemption price for the Preferred Stock will be $25.21163 per share, which is equal to $25.00 plus accrued and unpaid dividends to, but excluding, the Redemption Date. The aggregate amount being paid to effect the redemption of the Preferred Stock is $252,116,300.

Merger-Related Activities

Both Regency and Equity One have announced that special stockholder meetings of their respective stockholders will be held on February 24, 2017 to vote on the Merger Agreement and the transactions contemplated thereby, including the Merger. During the fourth quarter, Regency incurred $6.5 million of merger-related costs, or $0.06 per diluted share, which were primarily legal and advisory costs.

Guidance

The Company has updated certain components of its 2017 earnings guidance in light of its recently announced bond offerings. These changes are summarized below. Please refer to the Company’s fourth quarter 2017 supplemental information package for a complete list of updates.

Full Year 2017 Guidance
	Previous Guidance	Updated Guidance
Net Income per diluted share	$1.41 - $1.47	$1.34 - $1.40
NAREIT FFO per diluted share	$3.40 - $3.46	$3.33 - $3.39
Core FFO per diluted share	$3.42- $3.48	$3.44 - $3.50

The Company’s Guidance disclosure only reflects information related to the Company as a stand-alone entity, and is not meant to reflect or give effect to, in any manner, the Merger. For information related to the Merger, refer to the Company’s filings with the Securities and Exchange Commission (SEC).

Dividend

On February 7, 2017, Regency’s Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.51 per share. The dividend was increased from the Company’s normal dividend of $0.50 per share to reflect the additional period up to the shareholder meeting to approve the Merger. The dividend is payable March 1, 2017 to shareholders of record as of February 24, 2017.

EXHIBIT 99.1

Conference Call Information

In conjunction with Regency’s fourth quarter results, the Company will host a conference call on Thursday, February 9, 2017 at 11:00 a.m. ET. Dial-in and webcast information is listed below.

Fourth Quarter Conference Call
Date:	Thursday, February 9, 2017
Time:	11:00 a.m. ET
Dial#:	877-407-0789 or 201-689-8562
Webcast:	www.regencycenters.com under Investor Relations
Replay

Webcast Archive:     Investor Relations page under Webcasts & Presentations

Non-GAAP Disclosure

The Company uses certain non-GAAP performance measures, in addition to the required GAAP presentations, as it believes these measures improve the understanding of the Company's operational results. Regency manages its entire real estate portfolio without regard to ownership structure, although certain decisions impacting properties owned through partnerships require partner approval. Therefore, the Company believes presenting its pro-rata share of operating results regardless of ownership structure, along with other non-GAAP measures, makes comparisons of other REITs' operating results to the Company's more meaningful. Management continually evaluates the usefulness, relevance, limitations, and calculation of the Company’s reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change.

NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (“NAREIT”) defines as net income, computed in accordance with GAAP, excluding gains and losses from dispositions of depreciable property, net of tax, excluding operating real estate impairments, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Regency computes NAREIT FFO for all periods presented in accordance with NAREIT's definition. Many companies use different depreciable lives and methods, and real estate values historically fluctuate with market conditions. Since NAREIT FFO excludes depreciation and amortization and gains and losses from depreciable property dispositions, and impairments, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, acquisition and development activities, and financing costs. This provides a perspective of the Company’s financial performance not immediately apparent from net income determined in accordance with GAAP. Thus, NAREIT FFO is a supplemental non-GAAP financial measure of the Company's operating performance, which does not represent cash generated from operating activities in accordance with GAAP and therefore, should not be considered a substitute measure of cash flows from operations. Core FFO is an additional performance measure used by Regency as the computation of NAREIT FFO includes certain non-cash and non-comparable items that affect the Company's period-over-period performance. Core FFO excludes from NAREIT FFO, but is not limited to: (a) transaction related gains, income or expense; (b) impairments on land; (c) gains or losses from the early extinguishment of debt; and (d) other non-core amounts as they occur. NAREIT FFO and Core FFO are non-GAAP financial measures and should not be considered independently, or as substitutes, for financial information presented in accordance with GAAP. The Company provides a reconciliation of Net Income to NAREIT FFO and Core FFO.

EXHIBIT 99.1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Actual (in thousands)

For the Periods Ended December 31, 2016 and 2015	Three Months Ended		Year to Date
	2016	2015	2016	2015
Net Income Attributable to Common Stockholders	$55,869	17,608	$143,860	128,994
Adjustments to reconcile to Funds From Operations:(1)
Depreciation and amortization (excluding FF&E)	50,077	46,114	193,451	182,103
Provision for impairment to operating properties	2,500	1,820	3,159	1,820
Gain on sale of operating properties	(25,410)	(1,361)	(63,426)	(36,642)
Exchangeable operating partnership units	92	37	257	240
NAREIT Funds From Operations	$83,128	64,218	$277,301	276,515

NAREIT Funds From Operations	$83,128	64,218	277,301	276,515
Adjustments to reconcile to Core Funds From Operations:(1)
Acquisition pursuit and closing costs	242	367	2,007	675
Development pursuit costs	596	938	1,503	1,734
Merger related costs	6,539	—	6,539	—
Gain on sale of land	(883)	(40)	(8,769)	(73)
Provision for impairment to land	33	—	580	—
Hedge ineffectiveness	(1)	(1)	40,589	5
Early extinguishment of debt	250	8,298	14,207	8,239
Change in executive management included in gross G&A	—	2,193	—	2,193
Gain on sale of investments	$—	—	$—	(416)
Core Funds From Operations	$89,904	75,973	$333,957	288,872

Weighted Average Shares For Earnings per Share	104,971	95,858	101,285	94,857
Weighted Average Shares For Diluted NAREIT FFO and Core FFO per Share	105,125	96,013	101,439	95,011

(1) Includes pro-rata share of unconsolidated co-investment partnerships, net of pro-rata share attributable to noncontrolling interests

EXHIBIT 99.1

Same property NOI is a key non-GAAP measure used by management in evaluating the operating performance of Regency’s properties. The Company provides a reconciliation of income from operations to pro-rata same property NOI.

Reconciliation of Income from Operations to Pro-Rata Same Property NOI - Actual (in thousands)

For the Periods Ended December 31, 2016 and 2015	Three Months Ended		Year to Date
	2016	2015	2016	2015
Income from operations	$37,335	22,146	$119,671	116,937
Less:
Management, transaction, and other fees	(6,568)	(7,531)	(25,327)	(25,563)
Other (1)	(4,976)	(3,980)	(16,144)	(16,189)
Plus:
Depreciation and amortization	42,606	37,580	162,327	146,829
General and administrative	16,631	19,373	65,327	65,600
Other operating expense, excluding provision for doubtful accounts	8,033	2,612	12,376	5,472
Other expense (income)	22,646	31,701	148,066	110,236
Equity in income of investments in real estate excluded from NOI (2)	12,271	17,979	33,952	67,172
NOI	127,978	119,880	500,248	470,494

Less pro-rata non-same property NOI (3)	(8,756)	(6,048)	(30,750)	(18,462)

Same Property NOI	$119,222	113,832	$469,498	452,032

Same Property NOI without termination fees	$118,943	114,527	$468,274	452,351

Same Property NOI without termination fees or redevelopments	$100,754	97,339	$398,049	385,978

(1) Includes straight-line rental income, net of reserves, above and below market rent amortization, other fees, and noncontrolling interests.
(2) Includes non-NOI expenses incurred at our unconsolidated real estate partnerships, such as, but not limited to, straight-line rental income, above and below market rent amortization, depreciation and amortization, and interest expense.

(3) Includes revenues and expenses attributable to Non-Same Property, Projects in Development, corporate activities, and noncontrolling interests.

Reported results are preliminary and not final until the filing of the Company’s Form 10-K with the SEC and, therefore, remain subject to adjustment.

EXHIBIT 99.1

Reconciliation of Net Income Attributable to Common Stockholders to NAREIT FFO and Core FFO - Guidance

	Full Year
NAREIT FFO and Core FFO Guidance:	2017
Net income attributable to common stockholders	$1.34	1.40
Adjustments to reconcile net income to NAREIT FFO:
Depreciation and amortization	1.99	1.99
Gain on sale of operating properties	—	—
All other amounts	—	—
NAREIT Funds From Operations	$3.33	3.39

Adjustments to reconcile NAREIT FFO to Core FFO:
Development pursuit costs	0.02	0.02
Acquisition pursuit and closing costs	0.01	0.01
REdemption of Series 6 Preferred Stock costs	0.08	0.08
All other non-core amounts	—	—
Core Funds From Operations	$3.44	3.50

The Company has published forward-looking statements and additional financial information in its fourth quarter 2016 supplemental information package that may help investors estimate earnings for 2016. A copy of the Company’s fourth quarter 2016 supplemental information is available on the Company's website at www.RegencyCenters.com or by written request to: Investor Relations, Regency Centers Corporation, One Independent Drive, Suite 114, Jacksonville, Florida, 32202. The supplemental information package contains more detailed financial and property results including financial statements, an outstanding debt summary, acquisition and development activity, investments in partnerships, information pertaining to securities issued other than common stock, property details, a significant tenant rent report and a lease expiration table in addition to earnings and valuation guidance assumptions. The information provided in the supplemental package is unaudited and there can be no assurance that the information will not vary from the final information in the Company’s Form 10-K for the year ended December 31, 2016. Regency may, but assumes no obligation to, update information in the supplemental package from time to time.

About Regency Centers Corporation (NYSE: REG)

With more than 50 years of experience, Regency is the preeminent national owner, operator and developer of high-quality, grocery anchored neighborhood and community shopping centers. The Company’s portfolio of 307 retail properties encompasses over 42.2 million square feet located in top markets throughout the United States, including co-investment partnerships. Regency has developed 225 shopping centers since 2000, representing an investment at completion of more than $3.5 billion. Operating as a fully integrated real estate company, Regency is a qualified real estate investment trust that is self-administered and self-managed.

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Forward-looking statements involve risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Regency Centers Corporation with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.